Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (No. 333-208174) on Form S-3 of ZAIS Group Holdings, Inc. (formerly HF2 Financial Management Inc.) of our report dated February 12, 2015, relating to our audit of the financial statements of HF2 Financial Management Inc. which appears in the Annual Report on Form 10-K of HF2 Financial Management Inc. for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

New York, New York

January 11, 2016